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                                                                    EXHIBIT 21.1

Nextera Enterprises, Inc. Subsidiaries

Nextera and Company LLC
Nextera International, LLC
Nextera UK Holdings
The Alexander Corp. Ltd
Nextera UK Limited
Nextera Interactive, Inc
Nextera Interactive, UK ltd
Nextera Business Performance
   Solutions Group, Inc.
Scanda, Inc.
Nextera Canada
NetNext, Inc.
Nextera Economics, Inc.
ERG Acquisition Corp.
CE Acquisition Corp

All subsidiaries are directly or indirectly 100% owned by Nextera Enterprises, Inc.